Exhibit (h)(1)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of December 5, 2008, by and between AQR Funds (the “Fund”), and The Bank of New York Mellon, a New York banking organization (“BNY”).

WITNESSETH:

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain BNY to provide for the series of the Fund identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below; and

WHEREAS, the Fund has entered into this Agreement on behalf and for the benefit of each Series, and BNY recognizes that no rights, responsibilities or liabilities of any Series shall be attributed to any other Series.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

The Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein for each Series. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

The Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that, to the best of its knowledge:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c) It has established procedures reasonably designed and implemented to facilitate its conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it except as addressed herein and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(d) To the extent (i) the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations and (ii) the Fund actually knows or should reasonably know that such performance would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, which approval BNY shall not unreasonably withhold, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus(es).

BNY hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing, that to the best of its knowledge:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms; and

(c) It has established procedures reasonably designed and implemented to facilitate its conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

3. Delivery of Documents.

(a) The Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s declaration of trust or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s board of trustees (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Fund’s Prospectus(es) and Statement(s) of Additional Information (collectively, the “Prospectus”).

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Fund.

(c) It shall be the sole responsibility of the Fund to deliver to BNY the currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4. Duties and Obligations of BNY.

(a) Subject to the direction and control of the Fund’s Board and the provisions of this Agreement, BNY shall provide daily to each Series (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation and accounting services listed on Schedule II attached hereto, at such frequency as contemplated therein, and as each shall be amended from time to time. Subject to the provisions of this Agreement, BNY shall compute the net asset value per share of each class of shares (“Class”) of each Series and shall value the securities held by each Series (the “Securities”) at such times and dates and in the manner specified in the then currently effective Prospectus as provided to BNY. To the extent valuation of Securities or computation of a net asset value of a Series or Class, in accordance with the valuation procedures applicable to the calculation of such net asset values as approved by the Fund’s Board and as specified in the Fund’s then currently effective Prospectus as provided to BNY, is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY at all appropriate times with the values of such Securities and the net asset value of each Class of each Series, or subject to the prior approval of BNY, which BNY shall not unreasonably withhold, instruct BNY in writing to value Securities and compute the net asset value of each Class of each Series in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations. The Fund may also from time to time instruct BNY in writing to compute the value of the Securities or a Series’ or Class’ net asset value in a manner other than as specified in this paragraph. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectuses of the Fund. The Fund shall have sole responsibility for determining the method of valuation of Securities and the method of computing each Series’ and Class’ net asset value.

(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Series of the Fund, distribution of shares of any Series of the Fund, maintenance of any Series of the Fund’s financial records other than as specified in this Agreement and pursuant to Schedules I and II attached hereto, or other services normally performed by the Fund’s counsel or independent auditors.

(d) Upon receipt of the Fund’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. and BNY shall be liable for the acts and omissions of any such subsidiary as if such acts and omissions were its own. BNY shall not be liable to the Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any unaffiliated delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent. With respect to any agent or delegee that is a subsidiary of The Bank of New York Mellon Corporation, BNY shall be deemed to have committed any act or omission of such delegee.

(e) The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon reasonable request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which BNY reasonably believes is necessary in order to enable it to perform its duties hereunder. BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons, provided that BNY has reasonably determined such party to have been authorized to provide such information, documents or advice provided to BNY. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by the Fund when acting in good faith reliance upon such information, documents or advice relating to such Fund, provided that (i) BNY has reasonably determined that such information was provided by an authorized person of the Fund and (ii) BNY is carrying out its duties under this Agreement in accordance with its standard of care. All fees or costs charged by such persons shall be borne by the Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from an unaffiliated third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. For the avoidance of doubt, in the event that any services performed by BNY hereunder rely, in whole or in part upon information obtained from an affiliated service provider, BNY shall be liable for the acts and omissions of any such affiliated service provider as if such acts and omissions were its own.

(f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(g) The Fund shall furnish, and BNY shall comply with, any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of liabilities and expenses of a Series and BNY shall comply with any such instructions, explanations, information, specifications and documentation. Notwithstanding any other provision in this Agreement, BNY shall not act on oral instructions from Authorized Persons unless the then-current certificate of the Fund specifying authorized persons, in the form set forth in Exhibit B, authorizes Authorized Persons to give oral instructions. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies the Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular independent securities pricing or similar service, but shall be required and obligated to maintain a subscription or access to at least one independent securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(h) BNY may apply to an officer or duly authorized agent of the Fund provided authority to give written instructions in the then-current certificate in the form set forth in Exhibit B hereto for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for any Series of the Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions, in the absence of manifest error in the instructions. Such application for instructions shall set forth in writing any action proposed to be taken or omitted to be taken by BNY, in good faith, with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in good faith in accordance with a proposal included in any such application on or after the date specified therein, in the absence of manifest error in the application, provided that (i) BNY has received written instructions from such officer or authorized person authorizing the proposed action or omission or (ii) BNY has given the Fund or the officer or authorized person a commercially reasonable amount of time to respond to the request for instructions and the Fund, officer or authorized person has failed to direct BNY during such time.

(i) BNY may consult with counsel to the Fund or its own counsel, , and shall be fully protected with respect to anything done or omitted by it in good faith and without willful misconduct in accordance with the advice or opinion of such counsel, so long as BNY provides written notification to the Fund reasonably in advance of acting on the advice or opinion of counsel when such advice or opinion is inconsistent with the terms of this Agreement or other instructions or procedures provided by the Fund. Each Series of the Fund shall be liable for the fees and expenses of its counsel. It is expressly understood and acknowledged that counsel to the Fund shall be under no obligation to provide advice or an opinion to BNY with respect to any matter. BNY may, at its own cost and expense, consult with its own counsel in connection with the services to be performed under this Agreement.

(j) While BNY will perform certain tax services as explicitly contemplated in Schedules I or II attached hereto, BNY shall have no duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Series of the Fund, (ii) the taxable nature or effect on a Series of the Fund or its shareholders of any corporate actions, class actions, tax reclaims (provided that, certain services relating to tax reclaims may be provided by BNY subject to the terms and conditions of a custodial services agreement), tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Series of the Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Series of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it on behalf of a Fund reasonably believed by BNY to be accurate and valid, and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses, and the amounts receivable and the amounts payable on the sale or purchase of securities.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Series is or will be actually paid, but will accrue such interest until otherwise instructed by the Series.

(n) BNY shall continuously maintain such back-up systems and disaster recovery plans as are required by all applicable laws and regulations. Provided BNY maintains such required back-up systems and disaster recovery plans, BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation , mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services (but not including labor stoppages at BNY or any of its affiliates) . Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY or, subject to Section 4(d) herein, a designee or agent that is a subsidiary of The Bank of New York Mellon Corporation to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

(o) Pursuant to its obligations hereunder, BNY shall maintain and keep current the books, records, accounts and other documents listed on Schedule II and preserve any such books, records, accounts and other documents in accordance with the Fund’s directions and the applicable provisions of Rules 31a-1 and 31a-2 of the General Rules and Regulations of the Investment Company Act of 1940, as such Rules may be amended. Such books, records, accounts and other documents shall be made available to the Fund, its officers and employees, and the Fund’s auditors during BNY’s normal business hours.

(p) All books, records, accounts and other documents preserved by BNY in accordance with Section 4(o) of this Agreement shall be and shall remain the property of the Fund and shall be surrendered to the Fund or its regulator(s) promptly upon the Fund’s request in the form such books, records, or accounts have been maintained and preserved.

(q) BNY shall treat as confidential and hold in the strictest confidence all books, records, accounts and other documents belonging to the Fund or pertaining to the business of the Fund, and shall not disclose such books, records, accounts and other documents except as specifically authorized by the Fund or as may be required by law. BNY hereby specifically agrees that it will provide any sub-certifications reasonably requested by the Fund in connection with any certification required by the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated thereunder by the SEC, provided that the same do not change BNY’s standard of care.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Series, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing the Prospectus, reports, notices and proxy material to the Fund’s shareholders, all expenses incidental to holding meetings of the Fund’s trustees and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees and officers. Except as otherwise provided herein, BNY shall pay all costs and expenses arising or incurred in connection with its performance under this Agreement.

6. Compliance Services.

(a) If Schedule I contains a requirement for BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY and the Fund, and the results of BNY’s Compliance

Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) The Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt. For purposes of this paragraph, “business day” shall mean any day on which the Fund is open for business as set forth in its Prospectus. The Fund agrees to notify BNY promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY of any error, omission or discrepancy within 10 business days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition as soon as practicable under the circumstances after discovery thereof.

(c) While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. Provided BNY acted in good faith and without willful misconduct, in the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

7. Privacy

BNY agrees and acknowledges that: (i) certain customer (including current customers and past customers) and potential customer nonpublic personal information (“Customer Information”) is subject to the Fund’s Privacy Policy as it may be amended from time to time; (ii) with respect to Customer Information, BNY and the Fund are subject to the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and its implementing regulations (e.g.,

Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as they may be amended from time to time (collectively, the “GLB Law”); and (iii) with respect to Customer Information, BNY and the Fund may also be subject to other federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future (“Other Privacy Laws”). Without limiting any other obligation of BNY or the Fund under this Agreement and thereafter in perpetuity, BNY will not gather, store or use any Customer Information of the Fund or of the Fund’s affiliates in any manner, and will not disclose, distribute, sell, share, rent or otherwise transfer Customer Information of the Fund or the Fund’s affiliates to any third party except as necessary to carry out its obligations under this Agreement, as expressly provided in this Agreement, or as the Fund may expressly authorize in advance in writing. BNY represents, covenants and warrants that it will use, handle, collect, maintain, and safeguard Customer Information of the Fund and the Fund’s affiliates only in compliance with (A) the Fund’s Privacy Policy; (B) the GLB Law; and (C) Other Privacy Laws. “Customer Information” shall mean all intentionally or unintentionally disclosed information however collected, including, without limitation, through non-electronic means pertaining to or identifiable to clients or prospective clients, including, without limitation: (i) name, address, email address, data about securities transactions; or any other identification data; and (ii) any information that reflects use of or interactions with the Fund. This Agreement shall not be construed as granting any ownership rights in BNY to Customer Information.

8. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Series, except those costs, expenses, damages, liabilities or claims arising out of BNY’s or BNY’s delegate or agent that is a subsidiary of The Bank of New York Mellon Corporation’s own negligence or willful misconduct or BNY’s failure to act in good faith. In no event shall BNY be liable to any Series or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY, or BNY’s failure to act in good faith. For purposes of this provision, if as a result of the negligence or willful misconduct of BNY or that of its directors, officers or employees, agents or delegates, there is a material error in the net asset value per share of a Series, the material losses of a Series on the sale and issuance, or the redemption, of its shares attributable to such material error shall be direct money damages.

(b) The Fund shall indemnify and hold harmless BNY on behalf of a Series from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund on behalf of the Series), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY (i) in good faith hereunder on behalf of the Series; (ii) in reasonable reliance as the same is contemplated under this Agreement upon any law, act, regulation or interpretation of the same; or (iii) in good faith reliance as the same is contemplated under this Agreement and in the absence of manifest error, upon the Fund’s Registration Statement or Prospectus, any instructions of an officer of the Fund, or any opinion of legal counsel for the Fund or BNY pursuant to Section 4(i) of this Agreement, or arising out of transactions or other activities of the Series which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify BNY on behalf of the Series for costs, expenses, damages, liabilities, claims or reasonable attorney’s fees relating thereto, which constitute indirect, special or consequential damages or lost profits, or for which BNY is or may be liable under preceding 6(a), and further provided that legal counsel for the Fund shall be under no obligation to provide legal advice to BNY concerning any matter. This indemnity shall be a continuing obligation of the Fund, its successors and assigns on behalf of the Series, notwithstanding the termination of this Agreement. In the event a claim is asserted against the Series arising out of or in connection with any action or inaction by BNY in performing its duties in accordance with the standard of care set forth hereunder (a “Claim”), and to the extent the Fund asserts and is successful in a related claim against BNY on behalf of the Series in which it is determined by a court or arbiter of competent jurisdiction that BNY failed to discharge its duties in accordance with the standard of care as set forth hereunder, then BNY shall indemnify the Fund for any and all costs, expenses, direct damages, liabilities or claims (including attorneys’ and accountants’ fees) sustained or incurred as a result of such Claim. Without limiting the generality of the foregoing, the Fund shall indemnify BNY on behalf of a Series against and save BNY harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following with respect to the Series:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above on by or on behalf of the Fund or its designees;

(ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or (if authorized by the Fund) oral instructions of the Fund or otherwise without negligence or willful misconduct;

(iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel pursuant to Section 4(i) of this Agreement ;

(iv) Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing the Series’ net asset value as set forth in the Registration Statement in effect at the time of such calculation and as provided to BNY, or as directed by the Series , consistent with paragraph 4(a); or

(vi) Any valuations of securities or net asset value provided by the Fund.

(c) Actions taken or omitted in reliance on written or (if authorized by the

Fund) oral instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith

9. Compensation.

For the services provided hereunder, the Fund agrees to pay BNY such compensation as is mutually agreed from time to time and set forth in Exhibit C hereto and such actual and disclosed out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, previously approved record retention costs, reproduction charges and the transportation and lodging costs of BNY personnel who are Fund officers) as are reasonably incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to the Fund invoices for services rendered each month, along with an itemized statement of all out-of-pocket expenses incurred on behalf of BNY, which will be paid by the Fund within thirty (30) days of receipt. Failing such payment and in the absence of the Fund notifying BNY of a reasonable dispute about such payment due, the Fund hereby authorizes BNY to debit a Series’ custody account for such past due amounts applicable to the Series. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Class’ and Series’ net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

10. Term of Agreement.

(a) This Agreement shall continue until terminated by either BNY giving to the Fund, or the Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than (i) 60 days after the date of the giving of such notice in the case of the Fund, provided that the Fund shall have the option in its sole discretion to extend such notice period for up to an additional 30 days and (ii) 90 days after the date of giving such notice in the case of BNY. Upon termination hereof, the Fund, on behalf of the affected Series, shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder. After payment of such amounts, BNY shall deliver to the Fund all records then property of the Fund.

(b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Fund if the Fund shall terminate its custody agreement with The Bank of New York Mellon, effective on the termination date of that agreement, and either party may terminate this Agreement upon 30 days’ prior notice if the other party fails to perform its obligations hereunder in a material respect.

(c) If this Agreement is terminated by either the Fund or BNY, BNY agrees to provide reasonable cooperation to the Fund in connection with the transition to a successor to provide the services described herein.

11. Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of the Fund to execute this Agreement and give any written or (if authorized by the Fund) oral instructions, or written or (if authorized by the Fund) oral specifications, by or on behalf of the Fund. From time to time the Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY. For purposes of this Agreement, written instructions may include instructions delivered by facsimile or email, and may include standing instructions.

12. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by the Fund’s Board.

13. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of BNY, or by BNY without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board.

14. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction BNY or the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, BNY and the Fund irrevocably agree not to claim, and hereby waive, such immunity.

15. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

16. No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

17. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

Two Greenwich Plaza, 3rd Floor,

Greenwich, CT 06830

Attention: Brendan Kalb

Title: Secretary

if to BNY, at

The Bank of New York Mellon

One Wall Street – Mail Drop 102-2500

New York, New York 10286

Attention: Timothy E. Driscoll

Title: Vice President

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

18. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

19. Limitation of Liability.

It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Fund, personally, but shall bind only the property of the Fund as provided in its organizational documents. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in their organizational documents.

20. Liability of Series.

The property of any one Series is the property of only that Series, and in no event shall any Series be liable for the obligations of any other Series.

21. Several Obligations.

The parties acknowledge that the obligations of the Fund hereunder on behalf of the Series are several and not joint, that no Series shall be liable for any amount owing by another Series and that the Fund has executed one instrument on behalf of the Series for convenience only.

22. Disaster Recovery.

BNY warrants and represents that it has disaster recovery plans reasonably designed to meet current regulatory requirements and upon request of the Fund, BNY shall provide evidence of its disaster recovery plan.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

AQR FUNDS

By:	/s/ Brendan Kalb
Name:	Brendan Kalb
Title:	Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Bruce L. Baumann
Name:	Bruce L. Baumann
Title:	Vice President

EXHIBIT A

Names of Series (Each a Series of AQR Funds)

AQR Diversified Arbitrage Fund

AQR Emerging Markets Fund

AQR Global Equity Fund

AQR International Equity Fund

AQR International Small Cap Fund

AQR Equity Plus Fund

AQR Small Cap Core Fund

AQR Small Cap Growth Fund

EXHIBIT B

I,                     , of the AQR Funds, a Delaware Statutory Trust (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Trustees of the Fund to each such position and qualified therefor in conformity with the Fund’s Declaration of Trust and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written instructions or written specifications by or on behalf of the Fund to the Bank.

Name	Position	Signature

EXHIBIT C

Global Fund Services Fee Schedule

Fund Accounting and Fund Administration

Prepared for AQR Funds

November 2008

November 24, 2008

Business Assumptions:

Eight (8) ‘40 Act Open-end Funds

•	5 US equity-based

•	3 International equity-based

I.	Fund Accounting

2.0	basis points annually on the first $1 billion in total gross adjusted assets

1.25	basis points annually on next $2 billion in total gross adjusted assets

1.0	basis points annually on assets on excess of $3 billion in total gross adjusted assets

Basis point fees are charged at the fund complex level

Fee includes 3 share classes. Additional share classes will be charged at $7,200 per fund per annum

II.	Fund Administration

Corporate Governance:                                                              $15,000 per fund per year

•	Prepare regular Board of Director meeting packages

•	Attend shareholder and Board meetings

•	Maintain regulatory calendar

•	Maintain minute books and general corporate records

Financial Reporting, Tax Services, Performance, Compliance, and other Administration Services

2.0	basis points annually on the first $1 billion in total gross adjusted assets

1.25	basis points annually on next $2 billion in total gross adjusted assets

1.0	basis points annually on assets on excess of $3 billion in total gross adjusted assets

Basis point fees are charged at the fund complex level

Financial Reporting

•	Prepare semi-annual and annual reports to shareholders

•	Prepare quarterly portfolios

•	Prepare Form N-SAR

•	Assist in the preparation and filing of other periodic reports to the SEC including Forms N-CSR and N-Q

November 24, 2008

2

Tax Services

•	Prepare federal, state, and local income tax returns in coordination with independent accountants

•	Calculate required IRC Subchapter M and excise tax distributions

•	Prepare work papers documenting book-to-tax differences, including:

•	Wash sale deferrals, reversals and reclasses

•	Post-October analysis for capital gain/loss and currency gain/loss

•	IRC Section 1256 adjustments

•	Analysis for investments in client identified PFICs

•	Prepare and file tax extensions

•	Prepare year-end shareholder tax information

•	Prepare and file 1099-MISC forms for Director compensation

Performance Calculation and Reporting

•	Calculate and maintain standard total return information

Portfolio Compliance

•	Test compliance by the Fund with its policies and restrictions as delineated in its Prospectus and the Investment Company Act of 1940

•	Test compliance with IRC quarterly and annual tests, including distributions, qualified income and diversification

Additional Administration Services

•	Assist in obtaining Fidelity Bond and E&0/D&O insurance coverage

•	Assist in the preparation and filing of other periodic reports to the SEC including Form N-PX

•	Respond to inquiries from the SEC and other regulatory authorities

•	Establish expense accruals, maintain expense files and coordinate payment of invoices

•	Prepare statistical reports for information services

III.	Minimum Fund Accounting and Administration Fees

Minimum Fund Accounting and Administration Fee* (excluding Corporate Governance)

There is a minimum monthly Fund Accounting and Fund Administration fee of $5,800 per fund

Minimum Fees to Support Incubation Period

In order to support the incubation of the funds, BNY Mellon will support a minimum monthly Fund Accounting and Administration of $3,625 per fund per month for the first 6 months from inception of the relationship

*	Total Minimum Fund Accounting and Administration Fees are to be calculated based on the number of funds and applied at the relationship level

November 24, 2008

3

IV. Fair Valuation Pricing Service	$5,000 per fund per year

Threshold Monitoring - daily monitoring of fair value triggers as indicated by AQR

Daily file exchanges - daily preparation/interaction with pricing vendors performed in anticipation of fair value pricing

Application of prices - the application to the funds’ books and records, within the fund accounting systems, of fair value prices, as provided by the fair value pricing vendor, if threshold is surpassed, or, if otherwise instructed; the minimum confidence interval shall be 90%, unless otherwise indicated by AQR

Next-day back-testing - the application of opening prices to portfolios, off-line

Next-day reporting - the preparation of related summary and detailed reporting the day following the fair value event, including:

•	NAVs using original, fair value and opening prices.
•	Security level detail for all three prices, with differences from original.

Out-of-Pocket Expenses

Out-of-Pocket Charges for Fund Accounting and Fund Administration include, but are not limited to:

•	Securities Pricing and broker Quotes

•	Legal, audit and other professional fees

•

Consultative services or other functions including fund reorganizations and special projects not listed in the above list of anticipated administrative services will be charged at a pre-negotiated rate.

November 24, 2008

4

Billing Cycle

All fees will be billed on a monthly basis.

As agreed by:

AQR Funds	BNY Mellon

/s/ Brendan Kalb	/s/ Bruce L. Baumann
Authorized Signature	Authorized Signature

Brendan Kalb, Secretary	Bruce L. Baumann, Vice President
Name	Name

12/05/2008	12/08/2008
Date	Date

November 24, 2008

5

SCHEDULE I

ADMINISTRATIVE SERVICES

1.	Prepare minutes of Board of Director meetings and assist the Secretary of the Fund in preparation for quarterly Board meetings. Such minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to the review and approval of Fund counsel.

2.	Attend meetings of the Fund’s Valuation Committee that BNY is requested to attend and provide all relevant information from independent securities pricing agent(s) during such meetings as is available and necessary to assist the Valuation Committee in valuing securities for which a market price is not readily available in accordance with the Fund’s Fair Value Pricing Procedures.

3.	Perform for the Fund, the compliance tests as mutually agreed and which shall be specific to each Series, including testing with respect to the Series’ compliance with the Internal Revenue Code’s mandatory qualification requirements, certain requirements of the Investment Company Act and certain limitations for each Series contained in the Registration Statement for the Fund, as coordinated between BNY and the Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by the Fund.

4.	Participate in the periodic updating of the Fund’s Registration Statement and Prospectus and, subject to approval by the Fund’s Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24f-2.

5.	Prepare workpapers supporting the preparation of federal, state and local income tax returns for the Fund for review and approval by the Fund’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to the Fund’s trustees and file such forms upon the approval of the Fund’s Treasurer.

6.	Prepare and, subject to approval of the Fund’s Treasurer, disseminate to the Fund’s Board quarterly unaudited financial statements and schedules of the Series’ investments and make presentations to the Board, as appropriate.

7.	Subject to approval of the Fund’s Board, assist the Fund in filing fidelity bond insurance coverage with the SEC.

8.	Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

9.	Attend shareholder and Board meetings as requested from time to time.

10.	Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for the Fund.

11.	Prepare and furnish total return performance information for each Series, including such information on an after-tax basis, calculated in accordance with all applicable securities laws and regulations, as may be reasonably requested by the Fund.

12.	Coordinate payments associated with the filing of Rule 24f-2 notices.

13.	Consult with the Fund’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Fund.

14.	Make appropriate persons available for meetings relating to the Fund and its Series held by the Board and/or the Fund’s officers.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I. BNY shall maintain the following records on a daily basis for each Fund and Class thereof.

1.	Report of priced portfolio securities

2.	Statement of net asset value per share

II. BNY shall maintain the following records on a monthly basis for each Fund:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

III. BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Fund. Schedule D shall be produced on an annual basis for each Fund.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the Securities and Exchange Commission and the Fund’s Auditors.

IV. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Fund:

1.	Securities bought

2.	Securities sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

All portfolio purchases for the Series are recorded to reflect expected maturity value and total cost including any prepaid interest.